Exhibit 99.1
The Korea Fund, Inc. Chairman’s Letter to Stockholders
Dear Fellow Stockholders,
The close of another financial year provides the opportunity for me to update stockholders of the happenings in your Fund and particularly those events of significance of the recently concluded financial year—that is from July 1, 2007 to June 30, 2008—otherwise referred to in this letter as the “Period”.
In line with many other stock markets, the South Korean stock market continued its bull run, that originated in 2003, through to October 2007. Thereafter and again in line with markets globally, Korea succumbed to the concerns of both international debt markets and rising inflationary pressures and moved in a broad sideways trend within its 2007-08 trading range, closing the Period at about the same levels as were witnessed in May 2007. The net result for the KOSPI over the Period being a decline, as measured in US dollars, of 15.2%. Over the Period the Fund’s net asset value (“NAV”) declined by 14.7%. Over the Period the MSCI Korea (Total Return) Index declined 12.7%. Following continued excellent performance of the Korean equities market in the first quarter of the Period, the deteriorating economic global environment combined with a heavier exposure to the industrial sector, and somewhat underweight exposure to the materials sector, led to a less strong performance against the benchmark KOSPI for the balance of the Period. That said, I believe your Fund’s performance remained strong within a 16-member peer group assembled by your Board’s investment consultant* and comprised of U.S. and non-U.S. Korean funds against which your Board monitors the Fund’s performance and in which the Fund ranked 6th for the 12-month period ended June 30, 2008. Throughout the Period the top five active positions within the portfolio each contributed positively to overall performance. As at the time of writing, the portfolio was weighted away from value towards growth factors with the majority of portfolio risk remaining attributable to stock selection.
In conjunction with your Board, the Board’s Hong Kong based investment consultant continues to monitor quarter-by-quarter the performance of your investment manager together with the quality and style of performance; in this regard it is pleasing that the management team has been strengthened further during the year with the appointment of additional analysts.
A report from our Investment Manager is contained in the Fund’s Annual Report which expands on those macro factors affecting the Korean market and our manager’s rationale for its portfolio structure. I believe that whilst the world, and perhaps more so Asia, suffers from economic overheating, it is encouraging that the government of South Korea has, in my view, probably adopted the firmest stance against rising inflationary pressures as is reflected by it being the only country within the Asian Development Bank’s recent survey that demonstrates positive real interest rates: I would hope that this firm economic policy continues.

*	The peer group assembled by your Board’s investment consultant contains both funds registered under the Investment Company Act of 1940 and entities that are not so registered. Consequently, certain of the entities in the peer group are subject to different regulatory regimes than the Fund and may calculate their performance using different methods, both of which may affect the performance of such entities reported to the Board.

Besides closely monitoring the direction of your Fund’s assets for the advantage of all stockholders, your board maintains a close eye on the numerous financial, administrative and other matters. A keen weather eye is maintained on your Fund’s share price relative to its NAV. In accordance with a commitment previously made to stockholders, an in-kind tender offer was triggered based on the Fund’s shares trading at an average discount of more than 7.5% during the last quarter of 2007. As a result, the Board authorized a tender offer for up to 15% of the outstanding shares at a price of 98% of NAV as at the day following the offer’s close. The Fund accepted for repurchase 4,303,210 shares representing approximately 15% of its outstanding shares.
As I have written previously, the combination of the change in your Fund’s investment manager combined with a series of tender offers, has led to the realization of considerable capital gains that are required by the U.S. Internal Revenue Code to be paid to stockholders to avoid the necessity of your Fund having to pay tax thereon. This program has led to a dividend amounting to $15.94 per share being paid in November 2007—a significantly greater figure than the $6.67 paid in November 2006, with a further $1.30 per share having been paid to stockholders in January 2008. Since the commencement of this program in 2004, a total of 29.7 million shares (approx $897.0 million) has been tendered. During this time, the Fund has paid dividends (comprised of income and capital gains) of $26.03 per share. It is encouraging to me that the retained unrealized capital gains have, as your Board intended, been reduced substantially and, at June 30, 2008 stood at $167.9 million or $6.88 per share representing approximately 30% of the NAV compared to $543.5 million or $12.16 per share representing approximately 56% of NAV at June 30, 2004. At June 30, 2008, the Fund had approximately $225.4 million ($9.24 per share) of realized capital gains, which are expected to be paid to stockholders in January 2009.
During the past year your Board has endeavored to update the Fund’s administrative functions to the level of best industry practices by introducing a quarterly earnings report.
As I have written previously, your Board continues to review the optimum methodology by which to report your Fund’s daily NAV. Given that the Korean market closes more than 8 hours ahead of the opening of the New York Stock exchange and the Fund’s NAV is currently calculated as of the close of the NYSE (with fair value adjustments made by a pricing vendor), your Board is considering if it might be in the best interest of stockholders if the NAV is calculated and made available ahead of the opening of the NYSE. We will be soliciting the suggestions of certain stockholders of their preferred choice regarding the timing of such NAV announcements. Given that the majority of stockholders are not known due to their use of nominee accounts, your Board welcomes any input with regard to such timing by communicating preferences to me at julianreid@btopenworld.com or my mailing address at 1 Queen Anne’s Gate, London, SW1H 9BT, England.
A recent but already major contributor to non-investment income, introduced by your Board, is stock lending. Given the less favorable market conditions—providing an environment more conducive for such lending, activity in this area has picked up in the Period. For the full year Period, income to your Fund from stock lending amounted to approximately $1.6 million which compares with $1.2 million for the Fund’s fiscal year ended June 30, 2007. Looking forward, advisors to your Fund see continued demand for stock lending activities.
The role of enhanced shareholder support for your Fund remains uppermost at all times amongst directors and, during the Period, further improvements were made to your Fund’s website www.thekoreafund.com. The benefits of recent additional input has and I believe will result in both more and longer visits. Further, and after liaison with Standard & Poor’s, the fundamental research provider, your Board has instigated fundamental coverage of your Fund by S&P, which is available not only to a wide cross section of the Street but also on your Fund’s website for the added benefit of both stockholders and possible future investors.

Finally may I thank stockholders for their support during the Period and particularly thank those stockholders who proposed and endorsed my nomination that permitted me to collect Fund Direction’s ‘Small Board Trustee of the Year’ award for The Korea Fund, Inc. at the Mutual Fund Industry awards in March. It was with pride that, collecting the award, I was able to give a strong vote of thanks for the support of all stockholders, my fellow directors and each of your Fund’s service providers.
Yours very sincerely
Julian Reid
Chairman
For and on behalf of The Korea Fund, Inc.
July 31, 2008